UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 29, 2012

USANA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Utah

(State or other jurisdiction of incorporation)

0-21116	87-0500306
(Commission File No.)	(IRS Employer Identification
Number)

3838 West Parkway Boulevard
Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (801) 954-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure.

USANA Health Sciences, Inc. (the “Company”) issued the following statements in response to speculation and allegations related to its business in China.

“USANA’s business in China is that of BabyCare, Ltd (“BabyCare”), a direct selling company organized under the laws of China.  BabyCare has been granted a license to conduct direct selling in China and has a long history of doing business in China.  Additionally, the Chinese government has regularly reviewed our business activities in China.  We are confident that our operations in China, through BabyCare, are in compliance with applicable regulations, as those regulations have been interpreted and enforced by the government of China.

USANA’s and BabyCare’s policies each require that distributors comply with applicable laws and regulations.  We believe that distributor compliance is critical to the integrity of our business, and, therefore, we are aggressive in ensuring that our distributors comply with our policies.  We actively educate and train our distributors on our policies and procedures.  Any distributor who fails to adhere to our policies is subject to disciplinary action, which may include, without limitation, warnings, fines, probation and, in more serious cases, termination of the distributor’s purchase and distribution rights.”

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended. The furnishing of the information in this Current Report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Current Report contains is material investor information that is not otherwise publicly available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES, INC.

By:	/s/ G. Douglas Hekking
G. Douglas Hekking, Chief Financial Officer

Date:  November 29, 2012